Exhibit 99.1

Chicopee Bancorp, Inc. Reports First Quarter Results

CHICOPEE, Mass.--(BUSINESS WIRE)--April 25, 2011--Chicopee Bancorp, Inc. (the “Company”) (NASDAQ - CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the results of operations for the three months ended March 31, 2011.

The Company reported net income for the three months ended March 31, 2011 of $43,000, or $0.01 earnings per share, as compared to a net loss of $50,000, or $0.01 loss per share, for the same period in 2010. The increase in net income for the three months ended March 31, 2011 compared to the three months ended March 31, 2010, was primarily due to an increase in net interest income of $214,000, or 5.2%, an increase in non-interest income of $54,000, or 8.9%, and a decrease in the provision for loan losses of $40,000, or 14.7%, partially offset by an increase in non-interest expense of $210,000, or 4.6%.

Net interest income increased $214,000, or 5.2%, from $4.2 million at March 31, 2010 to $4.4 million at March 31, 2011. The increase in net interest income was primarily due to a $210,000, or 10.3%, decrease in interest expense.

The net interest margin increased 3 basis points from 3.43%, for the three months ended March 31, 2010, to 3.46% for the three months ended March 31, 2011. The interest rate spread increased by 9 basis points from 3.05% at March 31, 2010 to 3.14% at March 31, 2011. The average cost of funds declined 30 basis points due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The average balance of demand deposits, an interest free source of funds, increased $8.7 million, or 22.2%, for the three months ended March 31, 2011 compared to the three months ended March 31, 2010.

Non-interest income for the three months ended March 31, 2011, increased $54,000, or 8.9%, from $607,000 at March 31, 2010 to $661,000 at March 31, 2011. Income from net loan sales and servicing increased $65,000, or 78.3%, and customer service fees and commissions increased $36,000, or 8.4%. These improvements were partially offset by a $63,000 loss on the sale of other real estate owned and a $9,000, or 8.4%, decrease in income from bank owned life insurance.

Non-interest expense increased $210,000, or 4.6%, for the three months ended March 31, 2011 compared to the three months ended March 31, 2010. Non-interest expense increased primarily due to the increase in salaries and benefits of $303,000, or 11.9%, as a result of higher benefit costs, normal raises for existing employees and the acceleration of restricted stock awards held by Mrs. Alzira Costa, Senior Vice President, upon her retirement on March 31, 2011, along with additional retirement benefits. The increase of $130,000 related to Mrs. Costa’s retirement is a non-recurring expense. Other general and administrative expenses, decreased by $93,000, or 4.7%, due to various business reasons, including a decrease of $119,000, or 53.8%, in FDIC insurance, offset by an $18,000, or 4.2%, increase in occupancy expense due to the larger amount of snowfall in the first quarter of 2011. Comparing the three months ended March 31, 2011 to the three months ended March 31, 2010, snow removal expense totaled $73,000, and increased by $41,000.

Average interest earning assets for the three months ended March 31, 2011, increased $28.1 million, or 5.6%, from the same period in 2010. The yield on assets decreased 21 basis points, primarily due to the 25 basis point decrease in loan yields, offset by the 74 basis point increase in the investment yield, specifically, tax-exempt industrial revenue bonds. While interest-bearing liabilities increased $22.3 million, or 5.4%, the average cost of funds decreased 30 basis points and was driven primarily by the 29 basis point decrease in the cost of interest-bearing deposits and by the 29 basis point decrease in the cost of borrowings.

Total assets increased $8.0 million, or 1.4%, from $573.7 million at December 31, 2010 to $581.7 million at March 31, 2011. The increase was primarily due to an increase in net loans of $12.3 million, or 2.9%, from $430.3 million at December 31, 2010 to $442.6 million at March 31, 2011, and an increase in cash and cash equivalents of $1.4 million, or 3.9%, offset by a decrease in held-to-maturity investments of $4.7 million, or 6.7%, from $69.7 million at December 31, 2010 to $65.0 million at March 31, 2011.

The significant components of the loan increases were a $10.7 million, or 7.7%, increase in commercial real estate loans and a $6.6 million, or 9.2%, increase in commercial and industrial loans, partially offset by a $1.9 million, or 5.7%, decrease in construction loans and a $2.4 million, or 1.6%, decrease in one- to four-family residential loans. The decrease in one- to four-family residential loans was primarily due to prepayments and refinancing activity attributed to the decline in interest rates to historically low levels. The construction portfolio decreased as borrowers completed construction projects and the demand for construction loans decreased due to the economy. In accordance with the Company’s asset/liability management strategy and in an effort to reduce interest rate risk, the Company continues to sell fixed rate, low coupon residential real estate loans to the secondary market. The Company currently services $77.6 million in loans sold to the secondary market. Servicing rights will continue to be retained on all loans written and sold in the secondary market.

The allowance for loan losses of $4.4 million remained substantially unchanged from December 31, 2010 to March 31, 2011 but decreased as a percentage of total loans from 1.02% and 1.00%, respectively. The allowance for loan losses as a percentage of non-performing loans was 83.6% at March 31, 2011 and 68.5% at December 31, 2010. Management reviews the level of the allowance for loan losses on a monthly basis and establishes the provision for loan losses based on loan volume, types of lending, delinquency levels, loss experience, estimated collateral values, current economic conditions and other related factors.

Asset quality continues to be the top focus for management in 2011 and we continue to work aggressively to maintain our asset quality and resolve problem loans as they arise. Non-performing assets decreased from $6.8 million, or 1.18% of total assets, at December 31, 2010, to $5.8 million, or 0.99%, of total assets at March 31, 2011.

The investment securities portfolio, including held-to-maturity and available-for-sale securities, decreased $4.7 million, or 6.7%, to $65.4 million as of March 31, 2011 from $70.1 million as of December 31, 2010. The decrease in investments was primarily due to the decrease in U. S. Treasury securities of $6.7 million, or 21.8%, partially offset by the $2.7 million, or 23.3%, increase in certificates of deposit.

Total deposits increased $12.2 million, or 3.1%, from $391.9 million at December 31, 2010 to $404.1 million at March 31, 2011. Money market accounts increased $9.9 million, or 15.0%, to $76.1 million, regular savings accounts increased $3.0 million, or 6.7%, to $47.2 million, demand accounts increased $1.8 million, or 3.7%, to $50.1 million, and NOW accounts increased $1.3 million, or 8.6%. These increases were offset by a decrease in certificates of deposit of $3.8 million, or 1.7%, to $214.9 million.

Borrowings decreased $4.2 million, or 4.7%, from $89.6 million at December 31, 2010 to $85.4 million at March 31, 2011 and consisted of repurchase agreements of $17.0 million and Federal Home Loan Bank (“FHLB”) advances of $68.4 million at March 31, 2011.

Total stockholders’ equity at March 31, 2011 was $92.0 million compared to $91.9 million at December 31, 2010. The increase was primarily attributed to the stock-based compensation of $381,000, an increase in additional paid in capital of $118,000, net income of $43,000, offset by the purchase of 32,100 shares of the Company’s stock through the stock repurchase plan, at a cost of $419,000, or $13.04 per share. At March 31, 2011, the Company’s balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered “well-capitalized” under applicable federal banking regulations. Our capital management strategies allowed us to increase our book value per share by $0.11, or 0.7%, to $15.39 at March 31, 2011 compared to $15.28 at December 31, 2010.

On November 19, 2010, the Company announced that its Board of Directors approved a fifth stock repurchase program (the “Repurchase Program”). Under the Repurchase Program, the Company intends to repurchase up to 303,004 shares, or approximately 5%, of the Company’s outstanding shares of common stock.

As we have stated in previous releases, the Company’s net income has been challenged by exceptionally low short-term interest rates. We continue to sacrifice short-term results to protect earnings when interest rates rise and have positioned the balance sheet to benefit from the increase in interest rates.

Despite the low interest rate environment, net interest income, the primary source of revenues for the Company, increased $214,000, or 5.2%, for the quarter ended March 31, 2011 compared to the same period in 2010. This was accomplished by managing the cost of funds to offset the decrease in the asset yield. The net interest margin increased from 3.43% at March 31, 2010 to 3.46% at March 31, 2011.

The high unemployment rate continues to be a concern for management and a burden on our customers. We closely monitor loan delinquency and are proactively working through problem loans. Asset quality remains favorable at March 31, 2011 as reflected in the ratio of non-performing loans as a percentage of total loans of 1.19% and non-performing assets as a percentage of total assets of 0.99%. Total delinquency as a percentage of total loans was 1.42% at March 31, 2011 compared to 1.77% at March 31, 2010, indicating that management is effectively managing asset quality. In the fourth quarter of 2010, we restructured a $1.4 million participation loan. Although the loan continues to be reported on nonaccrual, we are pleased to report that the loan has been performing as agreed.

Despite the challenging interest rate environment and the high unemployment rate, the current economic environment continues to present many opportunities for “well-capitalized” banks. We were able to increase total assets by $8.0 million, or 1.4%, from $573.7 million at December 31, 2010 to $581.7 million at March 31, 2011. Specifically, net loans, our highest yielding assets, increased by $12.3 million, or 2.9%.

We continue to take steps to protect our strong capital position, preserve liquidity and improve the net interest margin in a historically low interest rate environment. We believe that Chicopee Savings Bank is well-positioned and well-capitalized for a strong performance as the economy continues to improve. Our capital management strategies have allowed us to increase our book value per share to $15.39. Our strong capital position gives us the flexibility to repurchase shares when opportunities arise and provides us with an additional capital management strategy to continue our commitment to maximize shareholder value.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest and most technically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars In Thousands)

	March 31,	December 31,
Assets	2011	2010
	(Unaudited)

Cash and due from banks	$9,396	$6,903
Short-term investments		-
Federal funds sold	27,884	28,970
Total cash and cash equivalents	37,280	35,873

Securities available-for-sale, at fair value	352	362
Securities held-to-maturity, at cost (fair value $65,155 and $69,912 at
March 31, 2011 and December 31, 2010, respectively)	65,017	69,713
Federal Home Loan Bank stock, at cost	4,489	4,489
Loans, net of allowance for loan losses ($4,442 at
March 31, 2011 and $4,431 at December 31, 2010)	442,635	430,307
Loans held for sale	111	1,888
Other real estate owned	438	286
Mortgage servicing rights	386	306
Bank owned life insurance	13,130	13,032
Premises and equipment, net	10,208	10,340
Accrued interest and dividends receivable	1,743	1,897
Deferred income tax asset	2,471	2,469
FDIC prepaid insurance	1,258	1,361
Other assets	2,190	1,381
Total assets	$581,708	$573,704

Liabilities and Stockholders' Equity

Deposits
Non-interest-bearing	$50,102	$48,302
Interest-bearing	353,995	343,635
Total deposits	404,097	391,937

Securities sold under agreements to repurchase	16,953	17,972
Federal Home Loan Bank of Boston advances	68,432	71,615
Accrued expenses and other liabilities	225	298
Total liabilities	489,707	481,822

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368
shares issued at March 31, 2011 and December 31, 2010)	72,479	72,479
Treasury stock, at cost (1,459,490 shares at March 31, 2011
and 1,427,390 shares at December 31, 2010)	(18,714)	(18,295)
Additional paid-in-capital	2,373	2,255
Unearned compensation (restricted stock awards)	(1,124)	(1,431)
Unearned compensation (Employee Stock Ownership Plan)	(4,389)	(4,463)
Retained earnings	41,351	41,308
Accumulated other comprehensive income	25	29
Total stockholders' equity	92,001	91,882
Total liabilities and stockholders' equity	$581,708	$573,704

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except for Number of Shares and Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Interest and dividend income:
Loans, including fees	$5,809	$5,918
Interest and dividends on securities	332	261
Other interest-earning assets	47	5
Total interest and dividend income	6,188	6,184

Interest expense:
Deposits	1,374	1,487
Securities sold under agreements to repurchase	10	27
Other borrowed funds	438	518
Total interest expense	1,822	2,032

Net interest income	4,366	4,152
Provision for loan losses	233	273

Net interest income after provision for loan losses	4,133	3,879

Non-interest income:
Service charges, fees and commissions	466	430
Loan sales and servicing, net	148	83
Net gain on sales of securities available-for-sale	12	-
Loss on sales of other than temporarily impaired securities	-	-
Loss on sale of other real estate owned	(63)	-
Other than temporary impairment charge	-	(13)
Income from bank owned life insurance	98	107
Total non-interest income	661	607

Non-interest expenses:
Salaries and employee benefits	2,839	2,536

Occupancy expenses	447	429
Furniture and equipment	250	268
FDIC insurance assessment	102	221
Data processing	293	279
Professional fees	142	125
Advertising	126	125
Stationery, supplies and postage	83	89
Other non-interest expense	464	464
	1,907	2,000
Total non-interest expense	4,746	4,536

Income (loss) before income taxes	48	(50)
Income tax loss	5	-
Net income (loss)	$43	$(50)

Earnings (loss) per share: (1)
Basic	$0.01	($0.01)
Diluted	$0.01	($0.01)

Adjusted weighted average shares outstanding:
Basic	5,454,160	5,726,836
Diluted	5,454,160	5,726,836

(1) Common stock equivalents are excluded from the computation of diluted net loss per share for the three months ended March 31, 2011, since the inclusion of such equivalents would be anti-dilutive.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Performance Ratios:

Return on Average Assets	0.03%	-0.04%
Return on Average Equity	0.19%	-0.21%
Interest Rate Spread	3.14%	3.05%
Net Interest Margin	3.47%	3.43%
Non-Interest Expense to Average Assets	3.36%	3.37%
Efficiency Ratio	94.41%	95.31%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	123.20%	123.05%
Average Equity to Average Assets	16.11%	17.43%

	At March 31,	At December 31,
	2011	2010
Asset Quality Ratios:

Allowance for loan losses as a percent of
total loans	1.00%	1.02%
Allowance for loan losses as a percent of
total nonperforming loans	83.62%	68.49%
Net charge-offs to average
outstanding loans during the period	0.05%	0.20%
Nonperforming loans as a percent
of total loans	1.19%	1.49%

Other Data:

Number of Offices	9	9

(1) Efficiency Ratio includes total non-interest expenses divided by the sum of net interest income plus total non-interest income.

CONTACT:
Chicopee Bancorp, Inc.
Guida R. Sajdak, 413-594-6692
Senior Vice President, Chief Financial Officer and Treasurer